Exhibit 99.1

Owens Corning Announces Dividend Increase, Authorization for Repurchase of Up to 10 Million Additional Shares

TOLEDO, Ohio –– December 3, 2020 –– Owens Corning (NYSE: OC) today announced that its Board of Directors has approved a quarterly dividend increase and an expanded share repurchase authorization. The actions reaffirm the company’s capital allocation strategy and reflect its ability to operate, execute, and deliver in a challenging environment.

“Our performance and cash flow generation are a testament to the strength of our company,” said Chairman and Chief Executive Officer Brian Chambers. “The increased dividend and additional share repurchase authorization support our target of returning at least 50% of free cash flow to shareholders over time.”

Board Increases Quarterly Cash Dividend by 8%

The Board has declared a quarterly cash dividend of $0.26 per common share, an 8% increase compared with the prior quarterly dividend. The dividend will be payable on January 22, 2021, to shareholders of record as of January 8, 2021.

Future dividend declarations will be made at the discretion of the Board of Directors and will be based on such factors as the company’s earnings, financial condition, cash requirements, future prospects and other factors.

Authorization for Repurchase of 10 million Additional Shares

In addition, the Board of Directors has approved a share repurchase authorization for up to 10 million shares of the company’s common stock. This is in addition to the previously announced share buyback program in which approximately 2.3 million shares remained available for repurchase as of September 30, 2020.

The authorization enables the company to repurchase shares through open-market, privately negotiated, or other transactions. The actual number of shares repurchased will depend on timing, market conditions and other factors, and will be at the company’s discretion.

Year-to-date through the third quarter, the company returned approximately $159 million to investors through share repurchases and dividends.

“Throughout 2020, we have focused on strengthening liquidity, deleveraging the balance sheet and maintaining the dividend,” said Chief Financial Officer Ken Parks. “Looking forward, we will continue to focus on maintaining an investment-grade balance sheet while returning capital to our shareholders and funding key business initiatives.”

About Owens Corning

Owens Corning is a global building and industrial materials leader. The company’s three integrated businesses are dedicated to the manufacture and advancement of a broad range of insulation, roofing and fiberglass composite materials. Leveraging the talents of 18,000 employees in 33 countries, Owens Corning provides innovative products and sustainable solutions that address energy efficiency, product safety, renewable energy, durable infrastructure, and labor productivity. These solutions provide a material difference to the company’s customers and make the world a better place. Based in Toledo, Ohio, USA, the company posted 2019 sales of $7.2 billion. Founded in 1938, it has been a Fortune 500® company for 66 consecutive years. For more information, please visit www.owenscorning.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors and actual results may differ materially from any results projected in the statements. These risks, uncertainties and other factors include, without limitation: the severity and duration of the current COVID-19 pandemic on our operations, customers and suppliers, as well as related actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict; levels of residential, commercial and industrial construction activity; levels of global industrial production; competitive and pricing factors; demand for our products; relationships with key customers; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; domestic and international economic and political conditions, including new legislation, policies or other governmental actions in the U.S. or elsewhere; changes to tariff, trade or investment policies or laws; uninsured losses, including those from natural disasters, pandemics, catastrophe, theft or sabotage; climate change, weather conditions and storm activity; availability and cost of energy, transportation, raw materials or other inputs; legal and regulatory proceedings, including litigation and environmental actions; research and development activities and intellectual property protection; issues involving implementation and protection of Information technology systems; our level of indebtedness; our liquidity and the availability and cost of credit; levels of goodwill or other indefinite-lived intangible assets; achievement of expected synergies, cost reductions and/or productivity improvements; the level of fixed costs required to run our business; our ability to utilize net operating loss carry-forwards and foreign tax credits; issues related to acquisitions, divestitures, joint ventures or expansions; foreign exchange and commodity price fluctuations; price volatility in certain wind energy markets in the U.S.; loss of key employees, labor disputes or shortages; defined benefit plan funding obligations; the amount and timing of repurchases of our common stock, if any; and factors detailed from time to time in the company’s Securities and Exchange Commission filings. The information in this news release speaks as of December 3, 2020, and is subject to change. The company does not undertake any duty to update or revise forward-looking statements except as required by federal securities laws. Any distribution of this news release after that date is not intended and should not be construed as updating or confirming such information.

Contacts

Media Relations: Todd Romain 419.248.7826

Investor Relations: Amber Wohlfarth 419.248.5639

Owens Corning Company News / Owens Corning Investor Relations News